EXHIBIT 99.1

ACTIVCARD REPORTS RECORD REVENUES IN FIRST QUARTER 2003

•	Achieves Revenue Growth of 60% year-over-year and 8% sequentially
•	Experiences Continued Strength in U.S. Government Sector

FREMONT, CA – April 30, 2003 – ActivCard® (NASDAQ: ACTI / NASDAQ EUROPE: ACTI), the leader in IDentity Management (IDM) software for remote access, secure sign-on and digital ID card solutions, today reported financial results for the quarter ended March 31, 2003.

In the first quarter of fiscal 2003, ActivCard reported its fifth consecutive quarterly revenue increase, achieving revenues of $13.1 million, an increase of 60% over revenues reported in the first quarter of 2002 and 8% higher than the fourth quarter of 2002.

Net loss for the quarter, in accordance with U.S. GAAP, was $4.6 million, or $0.11 per diluted share, compared to a net loss of $28.6 million, or $0.71 per diluted share in the first quarter of the previous year. The net loss for the first quarter of 2003 included charges of $1.4 million, or $0.03 per diluted share relating to a restructuring plan executed March 31, 2003, discontinued operations, which were sold on March 14, 2003 and foreign exchange losses caused by the strong Euro. These items were not included in the net loss guidance the Company provided previously. The net loss for the first quarter of 2002 included charges of $23.2 million or $0.57 per diluted share relating to restructuring, discontinued operations and foreign exchange.

“Positive customer reaction to our latest products indicates that our vision and execution have been on target to meet the growing demand for comprehensive digital identity management solutions,” commented Chairman and Chief Executive Officer Steven Humphreys. “Our record revenues and strong growth in the first quarter substantiate the value we’re delivering in securing our customers’ business and networking environments. With well established market acceptance of our products in both the government and commercial markets, and with successful competitive wins representing more than half of our new business, we believe that our success going forward is primarily a matter of our own continued execution,” added Mr. Humphreys.

First Quarter 2003 Highlights

•	Experienced continued strength in the U.S. government market with the U.S. Department of Defense Common Access Card roll-out and non-Defense department digital identity initiatives in the United States and internationally
•	Selected as primary smart card middleware provider by Northrop Grumman Information Technology (IT) for the U.S. Army Set-D Common Access Card program
•	Launched significant upgrades to existing product lines including ActivCard Gold™ for CAC PKI 3.0 advanced management features; ActivPack™ AAA Server 5.2 and ActivPack™ for Windows® 4.5 secure authentication for Web access, terminal server login, and wireless LAN access; and Trinity™ secure sign-on that integrates smart cards, fingerprint biometrics, hardware tokens, passwords, or combinations of these authentication methods
•	Launched Smart Upgrade program enabling organizations to migrate their existing deployments of leased token solutions to ActivCard’s ActivPack™ secure remote access solution
•	Appointed Former NSA Deputy Director, Mr. William Crowell, and Financial Services Professional, Mr. Richard White, to the ActivCard Board of Directors
•	Completed re-incorporation of publicly listed company to the United States

Blair Geddes, Chief Financial Officer stated, “We are pleased with the strength in our government business and the long term opportunity in the identity management market.” Mr. Geddes added, “Although we experienced proportionately higher hardware revenues than anticipated, we expect our product mix to return to more positive historical levels for the remainder of 2003.”

Second Quarter 2003 Outlook

In the second quarter, we expect revenues to range between $12.5 million and $13.5 million. Net loss in accordance with U.S. GAAP for the second quarter of 2003 is expected to range between $0.05 and $0.08 per diluted share.

ActivCard will hold a conference call at 11 a.m. Eastern Time on Wednesday, April 30, 2003, featuring Mr. Steven Humphreys and Chief Financial Officer, Mr. Blair Geddes, to discuss these first quarter 2003 results. A live Webcast of this conference call will be available on the Investor page of our Website at http://www.activcard.com/company/ir_home.html?m=3. Webcast participants should register approximately 15 minutes before the event to download and install any necessary software. A replay of the Webcast will be available on the Website’s investor page after the call.

About ActivCard

ActivCard, www.activcard.com, is the leader in IDentity Management (IDM) software for secure remote access, secure sign-on and digital identity card solutions. Our scalable IDM and strong authentication solutions are trusted by organizations – from enterprise to governments around the world. ActivCard IDM systems deliver maximum Return On Identity™ (ROI) through increased security, reduced cost, and user convenience. The modular product design allows our customers to add capabilities as required, preserving their investment.

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including risks associated with fluctuations in operating results, our history of losses, the concentration of our customer base, our reliance on strategic relationships, acquisitions and managing our future growth, and other risks identified in our periodic filings with the United States Securities and Exchange Commission, including but not limited to those appearing under the caption “Risk Factors” in our Annual Report on Form 10K for the fiscal year ended December 31, 2002 filed on March 31, 2003. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ActivCard disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ActivCard is a registered trademark and ActivCard Gold, ActivPack, Return on Identity and Trinity are trademarks of ActivCard in the United States and/or other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.

Contact:

ActivCard

Public Relations

Julie White

510-574-1708

jwhite@activcard.com

ActivCard

Unaudited Condensed Consolidated Statements of Operations (U.S. GAAP)

(In thousands of US dollars, except per share data)

	For the three months ended March 31,
	2003	2002
Revenues	$13,067	$8,165
Cost of revenues	5,162	2,645

Gross margin	7,905	5,520

Operating expenses
Selling and marketing	5,147	5,232
General and administrative	1,374	927
Research and development	4,394	4,988
Amortization of acquired intangibles	152	566
Other charges	2,190	7,771

	13,257	19,484

Loss from operations	(5,352)	(13,964)

Interest and other income	1,245	1,242
Foreign exchange (loss) gain	(216)	35

Loss from continuing operations before income taxes	(4,323)	(12,687)
Income taxes	(62)	(1)
Minority interest	49	—

Loss from continuing operations	(4,336)	(12,688)
Loss from discontinued operations	(228)	(15,918)

Net loss	$(4,564)	$(28,606)

Basic and diluted loss per common share:
From continuing operations	$(0.10)	$(0.31)
From discontinued operations	(0.01)	(0.40)

	$(0.11)	$(0.71)

Weighted average number of common shares:
Basic and diluted	40,614	40,512
Other charges consist of:
Amortization of deferred compensation related to acquisitions	$65	$101
Acquired in process research and development	—	68
Amortization of deferred compensation related to options and warrants granted	233	250
Restructuring and business realignment expenses	947	7,352
Re-incorporation expenses	945	—

Total other charges	$2,190	$7,771

ActivCard

Unaudited Condensed Consolidated Balance Sheets (U.S. GAAP)

(In thousands of US dollars)

	March 31, 2003	December 31, 2002
ASSETS
Current assets
Cash and equivalents	$43,629	$158,880
Short term investments	201,468	89,502
Accounts receivable	10,888	9,192
Inventory	4,298	3,488
Other receivables	2,283	1,579
Assets held for sale	—	262
Other current assets	2,278	1,959

Total current assets	264,844	264,862
Restricted investments	524	432
Property and equipment	6,976	7,313
Goodwill	10,600	10,600
Other intangibles	2,144	2,311
Other assets	848	874

Total assets	$285,936	$286,392

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$12,749	$10,493
Restructuring and business realignment accruals	835	867
Deferred revenue	3,383	3,997
Liabilities held for sale	—	250
Current portion of long term liabilities	6	22

Total current liabilities	16,973	15,629

Long-term portion of restructuring and business realignment accruals	4,267	4,429
Other long-term liabilities	580	525

Total long-term liabilities	4,847	4,954

Minority interest	13,603	—

Shareholders’ equity
Common shares and paid-in capital	380,492	399,517
Accumulated deficit	(114,183)	(115,769)
Accumulated other comprehensive loss	(13,642)	(14,817)
Deferred stock compensation	(2,154)	(3,122)

Total shareholders’ equity	250,513	265,809

Total liabilities and shareholders’ equity	$285,936	$286,392

ActivCard

Unaudited Condensed Consolidated Statement of Cash Flows (U.S. GAAP)

(In thousands of US dollars)

For the three months ended March 31, 2003
Operating activities
Net loss from continuing operations	$(4,336)
Adjustments to reconcile net loss from continuing operations to net cash used in continuing operations:
Depreciation and amortization	827
Amortization of acquired intangible assets	152
Amortization of deferred compensation	298
Non-cash restructuring and business realignment expenses	520
Other non-cash items, net	159
Increase (decrease) in cash, net of effects of business combinations, from:
Accounts receivable	(1,623)
Inventory	(695)
Other receivables	(678)
Other current assets	4
Accounts payable and accrued liabilities	1,651
Restructuring and business realignment accruals	(198)
Deferred revenue	(640)

Net cash used in continuing operations	(4,559)
Net cash used in discontinued operations	(106)

Net cash used in operating activities	(4,665)

Investing activities
Purchases of property and equipment	(385)
Purchases of short term investments	(136,935)
Proceeds from sales and maturities of short term investments	24,748
Investments in other long term assets	(29)

Net cash used in investing activities	(112,601)

Financing activities
Proceeds from exercise of stock options	1,555
Repayment of long term liabilities	(13)

Net cash provided by financing activities	1,542

Effect of exchange rate changes on cash and equivalents	473

Net decrease in cash and equivalents	(115,251)
Cash and equivalents, beginning of period	158,880

Cash and equivalents, end of period	$43,629